Exhibit 10.4
REDWOOD TRUST, INC.
AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

PERFORMANCE AWARD AGREEMENT (CASH – PERFORMANCE-VESTING)

        This Performance Award Agreement (Cash) (the “Award Agreement”) is made effective as of August 5, 2020 (the “Grant Date”), between Redwood Trust, Inc., a Maryland corporation (the “Company”) and [_______] (the “Participant”).
         WHEREAS, the Company maintains the Redwood Trust, Inc. 2014 Incentive Award Plan (the “Plan”), which provides for the issuance of Performance Awards (as defined in the Plan); and
        WHEREAS, all capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan or Exhibit A attached hereto.
        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Participant and the Company do hereby agree as follows:
        1. Grant of Award.
(a) For good and valuable consideration, effective as of the date hereof, the Company hereby grants to the Participant a Performance Award (the “Award”) upon the terms and conditions set forth in this Award Agreement (including any exhibits attached hereto).
(b) The amount of the Award (the “Award Amount”) shall be $[______].
2. Vesting of Award.
(a)General Vesting. Subject to Sections 2(b), 2(c), 4 and 5 hereof, the Award shall vest as follows. The date on which an Award, or portion thereof, vests is referred to as a “Vesting Date”. The portion of the Award that is earned based on the achievement of the Performance Goals during the Performance Period, as described in Exhibit A attached hereto, shall vest on August 4, 2023, subject to the Participant’s continued employment through such Vesting Date.

(b)Qualifying Termination.

(i) If the Participant experiences a Qualifying Termination during the Performance Period other than a Termination of Service as an Employee by the Company without Cause, the Award shall remain outstanding and eligible to vest on the last day of the Performance Period, based on the actual achievement of the Performance Goals during the Performance Period, as described in Exhibit A attached hereto. If the Participant experiences a Qualifying Termination during the Performance Period that is a Termination of Service as an Employee by the Company without Cause, then (x) the Award Amount shall be reduced on a pro-rated basis to reflect the number of days of employment completed during the period beginning on the first day of the Performance Period, divided by (y) 1,095 (or, if less, the number of days in the Performance Period) and (y) the Award shall remain outstanding and eligible to vest on the last day of the Performance Period based on such prorated Target Award Amount and the actual achievement of the Performance Goals during the Performance Period, as described in Exhibit A attached hereto.

(iii) For purposes of this Award Agreement, a “Qualifying Termination” means a Termination of Service as an Employee by the Company without Cause or due to the Participant’s death or Disability. In addition, a “Qualifying Termination” means a Termination of Service as an Employee (i) prior to a Change in Control by the Participant for Good Reason, but only if the Participant is party to an employment agreement with the Company that contains a definition of Good Reason or (ii) on or following a Change in Control for Good Reason (regardless of whether the Participant is party to an employment agreement with the Company that contains a definition of Good Reason).

(iv) For purposes of this Award Agreement, “Cause” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean (i) the Participant’s material failure to substantially perform the reasonable and lawful duties of his or her position for the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to the Participant; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the Participant’s part in respect of the performance of his or her duties, his or her fiduciary obligations or otherwise relating to the business of the Company; (iii) the habitual or repeated neglect of the Participant’s duties; (iv) the Participant’s conviction of a felony; (v) the Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, clients, or others having business relations with the Company; (vi) any act of moral turpitude by the Participant injurious to the interest, property, operations, business or reputation of the Company; or (vii) the Participant’s unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to the Company’s business.

(v) For purposes of this Award Agreement, “Disability” shall mean the Participant is “disabled” within the meaning of Section 409A of the Code.

(vi) For purposes of this Award Agreement, “Good Reason” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean the occurrence, without the Participant’s express written consent, of any one or more of the following events: (i) a material reduction in the Participant’s base salary or wages or a material reduction by the Company in the value of the Participant’s total compensation package (salary, wages, bonus opportunity, equity incentive award opportunity and benefits) if such a reduction is not made in proportion to an across-the-board reduction for all similarly-situated service providers of the Company; or (ii) the relocation of the Participant’s principal Company office to a location more than twenty-five (25) miles from its location as of the date hereof, except for required travel on the Company’s business to the extent necessary to fulfill the Participant’s obligations to the Company. Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

(c) Change in Control. In the event of a Change in Control, the Award (or portion thereof) that remains outstanding as of immediately prior to such Change in Control will be treated in accordance with Exhibit A attached hereto.
        3. Payment of Award. Any Award or portion thereof that vests in accordance with Section 2 hereof shall be paid to the Participant within 60 days following the applicable Vesting Date. The Award, or portion thereof, that becomes payable pursuant to the terms of the Plan and this Award Agreement shall be payable in cash.
4. Forfeiture. If the Participant incurs a Termination of Service prior to an applicable Vesting Date for any reason other than a Qualifying Termination, the Award, to the extent not theretofore vested), will thereupon automatically be forfeited, terminated and cancelled, and the Participant shall forfeit all right, entitlement and interest thereto and in such unvested Award, or portion thereof. Any portion of the Award that is not earned due to the failure by the Company to achieve the Performance Goals (in whole or in part) during the Performance Period, as described in Exhibit A attached hereto, shall automatically be forfeited by the Participant as of the last day of the Performance Period, and the Participant’s rights in any such portion of the Award shall thereupon lapse and expire.
        5. Adjustments. The Performance Goals shall be subject to adjustment as set forth in this Award Agreement and the Plan.
        6. At-Will Employment. This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue as an Employee, Consultant or Director of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company. It is understood and agreed to by the Participant that the Award and participation in the Plan does not alter the at-will nature of the Participant’s relationship with the Company (subject to the terms of any separate employment agreement the Participant may have with the Company). The at-will nature of the Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the Chief Executive Officer or the President of the Company.
        7. Notices. Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company: Attention: General Counsel, at the Company’s address or such other address as the Company may designate in writing to the Participant.
        8. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
        9. Restrictive Covenants; Arbitration. The Participant agrees and acknowledges that the Participant’s right to receive and retain the Award and any payments hereunder is subject to and conditioned upon the Participant’s continued compliance with the restrictive covenants contained in Exhibit B attached hereto. In addition, the Participant agrees and acknowledges that any dispute arising with respect to this Award and this Award Agreement will be subject to the Alternative Dispute Resolution provisions set forth in an Employment and Confidentiality Agreement by and between the Participant and the Company.
10. Existing Agreements. This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company.

11. Incorporation of Plan; Deferred Compensation Plan. The Plan is incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan as in effect from time to time. This Award shall not constitute Compensation for purposes of the Company’s Executive Deferred Compensation Plan, as amended.
12. Amendments. This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.
13. Withholding. The Company shall withhold, or cause to be withheld, compensation otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Award prior to the applicable vesting date, the Administrator shall accelerate the payment of a portion of the Award sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator may withhold such amounts in satisfaction of such withholding obligations.
14. Section 409A. Notwithstanding anything to the contrary in this Award Agreement, this Award Agreement is intended to comply with or be exempt from Section 409A of the Code and this Award Agreement and the Plan shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary in this Award Agreement, no amounts shall be paid to the Participant under this Award Agreement during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Award Agreement.
15. Performance-Based Compensation. This Award is not intended to constitute qualified performance-based compensation for purposes of the Plan or Section 162(m) of the Code.
16. Miscellaneous.
(a)Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.
(b)Counterparts. This Award Agreement may be executed in any number of counterparts, any of which may be transmitted by facsimile or e-mail, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.
(c)Entire Agreement. This Award Agreement, including the exhibits attached hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto.

(d)Headings. The headings contained in this Award Agreement are for the convenience of the parties only. They are not operative terms of this Award Agreement, and are not intended to define or limit in any way the terms of this Award Agreement.

[Signature page follows]

 IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date and year first above written.

REDWOOD TRUST, INC.  PARTICIPANT

By:
Its:  [Name]

EXHIBIT A

PERFORMANCE GOALS

The actual Award Amount that is earned hereunder shall be determined based on the achievement of relative total shareholder return performance goals during the Performance Period, as set forth below. The Award Amount that is earned in accordance with the terms below shall vest in accordance with Section 2 of the Award Agreement.

The “Performance Period” shall be the period beginning on (and including) August 5, 2020 and ending on (and including) the earlier of August 4, 2023 and the date of consummation of a Change in Control. The “Eligible Award Amount” shall be equal to the Award Amount, multiplied by the percentage corresponding to the Company’s Relative TSR during the Performance Period, determined in accordance with the table below.

Relative TSR (X)	Percentage of Target Award Amount that is Earned
X < 60th percentile	0%
60th percentile ≤ X < 65th percentile	80%
65th percentile ≤ X < 70th percentile	120%
70th percentile ≤ X < 75th percentile	160%
75th percentile ≤ X < 80th percentile	200%
80th percentile ≤ X < 85th percentile	240%
85th percentile ≤ X < 90th percentile	280%
90th percentile ≤ X < 95th percentile	320%
95th percentile ≤ X < 100th percentile	360%
X = 100th percentile	400%
If the Company’s actual performance results falls between two goals on the table, the percentage of the Target Award Amount that is earned shall not be determined on a straight-line, mathematical interpolation between the applicable amounts.

Change in Control

Notwithstanding the foregoing, in the event that a Change in Control occurs and the Participant either (i) remains in continuous employment until immediately prior to such Change in Control or (ii) experienced a Termination of Service as an Employee prior to such Change in Control and the Award Amount not subject to forfeiture in connection with such termination under Section 4 of the Award Agreement, then the Performance Period will end upon such Change in Control, and the amount of Eligible Award Amount will be determined by reference to the Company’s actual Relative TSR achieved during the shortened Performance Period.

Vesting (Change in Control): If the Performance Period ends due to the occurrence of a Change in Control and:

(i) the Participant remains in continuous employment until the date of such Change in Control, then the Eligible Award Amount that becomes eligible for vesting due to the Change in Control shall remain outstanding and eligible to vest on August 4, 2023, subject only to continued employment through such date. However, if the Participant experiences a Qualifying Termination upon or following such Change in Control but prior to or on August 4, 2023, then the Eligible Award Amount shall vest as of such Qualifying Termination; or

(ii) the Participant experienced a Qualifying Termination prior to the date of the Change in Control, then the Eligible Award Amount that becomes eligible for vesting due to the Change in Control shall vest immediately prior to such Change in Control.
Certain Defined Terms

“Comparator Group Companies” means only those entities that are set forth on Schedule I attached hereto (collectively, the “Comparator Group”); provided, however, that if a Comparator Group Company is acquired or otherwise ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market, such Comparator Group Company will be removed from the Comparator Group.

“Dividend Reinvestment Factor” shall mean, with respect to the Company and a designated period of time, the number of shares of Common Stock that would have been acquired from the reinvestment of cash dividends, if any, which have been declared to all or substantially all holders of the outstanding shares of Common Stock with a record date during such designated period of time, with respect to one share of Common Stock outstanding on the first day of such designated period of time. Such number of shares shall be determined cumulatively, for each cash dividend declared with a record date during such designated period of time (beginning with the first such cash dividend with a record date during such designated period of time and continuing chronologically with each such subsequent cash dividend declared with a record date during such designated period of time (and in each case other than the first such cash dividend, taking into account any increase in shares resulting from the application of this formula to the chronologically immediately preceding cash dividend)), by multiplying (i) the applicable number of shares of Common Stock immediately prior to the record date of such cash dividend (which in the case of the first such cash dividend declared with a record date during such designated period of time shall be one) by (ii) the per share amount of such cash dividend and dividing the product by the Fair Market Value per share of Common Stock on the ex-dividend date with respect to such dividend. With respect to a Comparator Group Company, Dividend Reinvestment Factor shall be determined in a manner consistent with the foregoing, but in respect of such Comparator Group Company’s common stock.

“Per Share Price” means, with respect to the Company and any Comparator Group Company, the average of the closing prices of the applicable company’s common stock during the sixty (60) consecutive trading days ending on the day prior to the Valuation Date, adjusted to reflect the reinvestment of any cash dividends declared to all or substantially all holders of the outstanding shares of such company’s common stock with a record date during the calculation period; provided, however, that for purposes of calculating the Company’s Per Share Price in the event of a Change in Control, the Per Share Price shall be the price per share of Common Stock paid in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator (including in connection with valuing any shares that are not publicly traded), Per Share Price shall mean the value of the consideration paid per share of Common Stock based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs.

“Relative TSR” means, with respect to the Performance Period, the Company’s TSR, as a percentile with respect to the range of TSRs of each of the Comparator Group Companies.

“TSR” means, for the Performance Period, the Company’s or a Comparator Group Company’s cumulative total shareholder return (rounded to the nearest hundredth), expressed as a percentage, determined as the quotient obtained by dividing:

(A) the sum of:

(x) the Per Share Price as of the Valuation Date, plus

(y) the Per Share Price as of the Valuation Date multiplied by the Dividend Reinvestment Factor with respect to the Performance Period,

by,

(B) the Per Share Price as of the first day of the Performance Period, which, in the case of the Company is $[______]1, and, in the case of a Comparator Group Company, is the amount set forth on Schedule I hereto under the heading “Initial Per Share Price”.

Notwithstanding the foregoing, the Committee shall make appropriate adjustments in calculating TSR to reflect any dividends which may be declared or have a record date during the sixty (60) consecutive trading days prior to the end of the Performance Period, as determined by the Committee in its sole discretion.

In addition, TSR for a Comparator Group Company will be deemed to be negative one hundred percent (minus 100%) if the Comparator Group Company (i) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within thirty (30) days; or (iii) is the subject of a stockholder approved plan of liquidation or dissolution.

“Valuation Date” means August 4, 2023; provided, however, that in the event of a Change in Control that occurs prior to August 4, 2023, the Valuation Date shall mean the date of the Change in Control.

1 [Insert closing price of RWT common stock on grant date.]

SCHEDULE I

COMPARATOR GROUP COMPANIES

Comparator Group Company:	Initial Per Share Price:
[insert list of S&P 600 SmallCap Financials Index constituents as of grant date]	[to be inserted][2]

2 [Insert closing price of common stock on grant date.]

EXHIBIT B
RESTRICTIVE COVENANTS

1. Non-Disparagement. While providing services to the Company and thereafter, the Participant agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

2. Non-Solicitation. While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries or Affiliates to terminate their employment or other relationship with the Company and its Affiliates or to cease to render services to any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. While providing services to the Company and thereafter, the Participant shall not use any trade secret of the Company or its subsidiaries or Affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries or Affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
3. Confidentiality. The Participant shall keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, seller, counterparty and customer lists, manufacturers, vendors, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that, in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Participant, the Participant shall immediately give the Company’s General Counsel written notice thereof in order to afford the Company an opportunity to contest such disclosure (such notice to be delivered to: Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, CA, 94941, Attn: General Counsel).

4. Exceptions. Nothing herein shall prohibit or restrict the Participant from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Human Resources, Legal, or Compliance Departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization; or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a “Governmental

Agency”). Nothing herein shall be construed to limit the Participant’s right to receive an award for any information provided to a Governmental Agency in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. In addition, notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), the Participant understands and acknowledges that the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).